Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

6 WAYS TO MAKE
INVESTING LESS FRIGHTENING
Why do people not invest their money?
For many, it can be scary. Here are six ways to help move past the fear of investing and get you closer to your financial goals.
1 Invest in what you believe in 4 Avoid excessive fees
When you select investments that you Look for investments that have no personally believe in, you’re more likely to additional penalties or fees for withdrawal. feel confident about your decision.
2 Commit to the future 5 Set it and forget it
Remember to think long term. Your Seek program benefits like automatic investment needs time to grow and that reinvestment and the ability to invest requires patience. directly from payroll.
3 Invest what you can afford 6 Make consistent contributions
Some experts recommend keeping six Adding to your investment regularly could to eight months of living expenses in an help you reach your financial goals sooner. emergency fund.
General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes website at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.